                                                                     EXHIBIT 3.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                         AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                            CYPRESS BIOSCIENCE, INC.,

                             A DELAWARE CORPORATION

                            -------------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                            -------------------------

        CYPRESS BIOSCIENCE, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution, which resolution remains in full force and effect on the date hereof:

        RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.02 per share, which series shall be designated as "Series A Convertible Preferred Stock," shall consist of 3,333,333 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. DESIGNATION AND AMOUNT. The designation of the series of the Preferred Stock shall be "Series A Convertible Preferred Stock", par value $.02 per share (the "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be 3,333,333. The Series A Preferred Stock shall have an initial issue price of $1.50 per share (the "Original Issue Price"). The date on which any shares of Series A Preferred Stock are first issued is referred to herein as the "Original Issue Date."

2. DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, on an as-if-converted to Common Stock basis, when and if a cash dividend on the Corporation's common stock, par value $.02 per share (the "Common Stock") is declared by the Board of Directors out of funds legally available therefor, a cash dividend in a per share amount per share of Series A Preferred Stock equal to the amount of the cash dividend declared on the number of shares of Common Stock into which such Series A Preferred Stock is convertible (as adjusted for



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any stock splits, reverse stock splits, reorganizations, stock dividends, recapitalizations and the like for such shares).

3.      LIQUIDATION.

        (a) PREFERENCE UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (any or all of such events, a "liquidation"), whether voluntary or involuntary, subject to the prior preferences and other rights of any Senior Stock (as defined below), if any, the holders of shares of Series A Preferred Stock then outstanding shall be entitled pari passu as if members of a single class of securities with the holders of any Parity Stock (as defined below), if any, to be paid out of the assets of the Corporation before any payment shall be made to the holders of Junior Stock (as defined below) an amount per share equal to the Original Issue Price, plus any declared but unpaid dividends (the "Liquidation Amount"). Except as provided in this Section 3(a), holders of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. The term "Junior Stock" shall mean Common Stock or any other class or series of stock ranking junior to the Series A Preferred Stock in respect of the right to receive dividend or the right to participate in any distribution upon liquidation, the term "Senior Stock" shall mean any class or series of stock of the Corporation authorized after the date of issuance of the Series A Preferred Stock ranking senior to the Series A Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation and the term "Parity Stock" shall mean any class or series of stock of the Corporation authorized after the date of issuance of the Series A Preferred Stock ranking on a parity with the Series A Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

        (b) MERGER OR SALE OF ASSETS. A merger of the Corporation in which holders of more than 50% of the outstanding Common Stock of the Corporation before the merger do not hold more than 50% of the outstanding Common Stock of the Corporation after the merger, or a sale of all or substantially all of the Corporation's assets, shall be deemed to be a liquidation for purposes of this
Section 3; provided, however, that a merger, consolidation or reorganization where the Corporation is the surviving entity, or a merger of the Corporation into a wholly-owned subsidiary shall not be deemed a liquidation.

        (c) PREFERENCE ON MERGER, CONSOLIDATION OR SALE OF ASSETS. Alternatively, in the event of a liquidation pursuant to Section 3(b) of this Certificate of Designation, a holder of shares of Series A Preferred Stock may elect to convert any or all of such holder's shares of Series A Preferred Stock into shares of Common Stock in accordance with Section 5 of this Certificate of Designation, in which event the holders electing to convert shall be entitled to receive (in lieu of any amounts that would have been distributed to such holder with respect to their shares of Series A Preferred Stock under Section 3(a)), together with the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock then outstanding and the number of shares of Common Stock into which the Series A Preferred Stock shall have been converted pursuant to such election, the cash, securities and/or other property distributable to holders of Common Stock if, as and when such cash, securities and/or other property is distributed by the Corporation.

                                       2.

        (d) INSUFFICIENT ASSETS. If, upon any liquidation of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Series A Preferred Stock and any Parity Stock, if any, then outstanding the full amount to which they shall be entitled, such assets shall be distributed to each holder of the Series A Preferred Stock and Parity Stock, if any, pro rata based on the number of shares of Common Stock into which the Series A Preferred Stock and Parity Stock, if any, held by each is convertible.

        (e) RIGHTS OF OTHER HOLDERS. In the event of any liquidation, after payment shall have been made to the holders of the Series A Preferred Stock and Parity Stock, if any, of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock and other capital stock of the Corporation shall receive such amounts as to which they are entitled by the terms thereof.

4.      VOTING RIGHTS.

        (a) The holders of the Series A Preferred Stock shall be entitled to vote together with the holders of shares of Common Stock and any other class or series of capital stock entitled to vote with the Common Stock as a single class on all matters to be voted upon by the Common Stock, except as otherwise required by law, and shall not have any additional voting rights other than the rights specified below in this Section 4 or otherwise required by law. Each holder of Series A Preferred Stock shall be entitled to such number (rounded to the nearest whole number) of votes as such holder would be entitled if such holder had converted the shares of Series A Preferred Stock held by such holder into shares of Common Stock pursuant to Section 5(a) hereof immediately prior to such vote.

        (b) So long as at least fifty percent (50%) of the shares of the authorized Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least a majority of the shares of Series A Preferred Stock then outstanding, voting as a single class (such consent or approval to be given by written consent in lieu of a meeting if allowable under the Corporation's Certificate of Incorporation and applicable law or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series A Preferred Stock):

               (i) authorize the issuance of or issue any Senior Stock or Parity Stock;

               (ii) redeem or repurchase outstanding Common Stock except for (1) repurchases of Common Stock from employees or directors of the Corporation in connection with the termination of such employee's or director's service with the Corporation, and (2) redemptions by the Corporation of outstanding publicly-traded warrants of the Corporation;

               (iii) enter into any agreement that would restrict the Corporation's ability to perform it obligations under the Series A Stock Purchase Agreement entered into between the Corporation and the holders of the Series A Preferred Stock; or

               (iv) amend its Certificate of Incorporation or Bylaws in any way which adversely affects the rights and preferences of the holders of the Series A Preferred Stock as a class (except that the Corporation may complete a reverse-split of its Common Stock without the consent of the holders of the Series A Preferred Stock).

                                       3.

5.      CONVERSION RIGHTS.

        (a) OPTIONAL CONVERSION OF SERIES A PREFERRED STOCK. The holder of any shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as determined for each share of Series A Preferred Stock by dividing the Original Issue Price by the "Conversion Price" in effect at the time of such conversion. The "Conversion Price" shall initially be the Original Issue Price. The Conversion Shares and the Conversion Price are subject to certain adjustments as set forth herein, and the terms Conversion Shares and Conversion Price as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof; provided, further, that under no circumstances shall the Conversion Price be reduced to a level that is less than the par value of the Common Stock.

               Upon the exercise of the option of the holder of any shares of Series A Preferred Stock to convert Series A Preferred Stock into Common Stock, the holder of such shares of Series A Preferred Stock to be converted shall surrender the certificates representing the shares of Series A Preferred Stock so to be converted in the manner provided in Section 5(c) below. Immediately following such conversion, the rights of the holders of the Series A Preferred Stock that has been converted (other than the right to receive dividends unpaid as of the date of such conversion) shall cease and the persons entitled to receive the Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes (other than the right to receive dividends unpaid as of the date of such conversion) as having become the owners of such Common Stock.

        (b) AUTOMATIC CONVERSION. Provided that a registration statement for the resale of the Conversion Shares is in effect, each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock, at the then applicable Conversion Price, upon the first to occur of the following events:
(i) completion by the Corporation of a public offering of equity securities raising gross proceeds of $15 million or more at a price to the public that equals or exceeds $3.00 per share (in the case of each of (i) and (ii), as adjusted for any stock splits, reverse stock splits, reorganizations, stock dividends, recapitalizations and the like for such shares) of such equity securities being offered; (ii) if the average closing sales price of the Common Stock as reported by the National Association of Securities Dealers, Inc. electronic interdealer quotation system ("Nasdaq") on the Nasdaq SmallCap Market or the Nasdaq National Market System, as applicable, equals or exceeds $3.00 per share of Common Stock for any twenty (20) trading days within any period of thirty (30) consecutive trading days; or (iii) upon the written consent of the holders of a majority of the Series A Preferred Stock then outstanding.

        (c) DELIVERY OF STOCK CERTIFICATES. The holder of any shares of Series A Preferred Stock may exercise the optional conversion right pursuant to Section 5(a) above by delivering to the Corporation or its duly authorized transfer agent during regular business hours at the office of the Corporation the certificate or certificates for the shares of Series A Preferred Stock to be converted, duly endorsed or assigned either in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares of Series A Preferred Stock and shall provide a certificate to the Corporation or its duly authorized transfer

                                       4.

agent as to the date of such conversion. Upon the occurrence of an automatic conversion pursuant to Section 5(b) above, the Corporation shall deliver notice to each holder of Series A Preferred Stock and the holder of any shares of Series A Preferred Stock shall deliver to the Corporation at the office of the Corporation the certificate or certificates for all shares of Series A Preferred Stock then held by such holder, duly endorsed or assigned either in blank or to the Corporation (if requested by it). Conversion shall be deemed to have been effected (1) in the case of an optional conversion pursuant to Section 5(a), on the date when the aforesaid delivery of stock certificates is made if such day is a business day and otherwise on the business day following the date of the aforesaid delivery, and (2) in the case of an automatic conversion pursuant to
Section 5(b), upon the date that any event referenced in Section 5(b)(i) through
(iii) first occurs (provided that a registration statement for the resale of the Conversion Shares is in effect), and in each case such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation, through its transfer agent, shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided below; provided, however, that in the case of a conversion in connection with liquidation, no such certificates need be issued. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become the stockholder of record in respect of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become the stockholder of record in respect of such Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a stock certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the stock certificate so surrendered for conversion, at the expense of the Corporation, a new stock certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered. Any transfer taxes applicable to the above described transactions shall be paid by such transferee. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        (d)    NO FRACTIONAL SHARES OF COMMON STOCK.

               (i) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock and in lieu thereof, the Corporation shall pay to the holder of such fractional share interest cash in respect of such fractional interest in an amount equal to the closing sales price of a share of Common Stock as reported by Nasdaq on the Nasdaq SmallCap Market or Nasdaq National Market System, as applicable, on the Conversion Date multiplied by such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a

                                       5.
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holder of Series A Preferred Stock shall receive, the total number of shares of
Series A Preferred Stock surrendered for conversion by such holder shall be aggregated.

               (ii) On the date on which dividends are paid in full to all holders of Series A Preferred Stock following the optional conversion pursuant to Section 5(a) of all or any portion of the Series A Preferred Stock, the Corporation shall pay any dividends on such converted Series A Preferred Stock to the date of such conversion. Dividends with respect to all shares converted pursuant to Section 5(b) hereof shall be paid in full on the Conversion Date out of funds legally available therefor.

        (e) ADJUSTMENT OF CONVERSION PRICE UPON A QUALIFIED SUBSEQUENT FINANCING. If the price per share in the Corporation's first equity financing following the Original Issue Date in which the Corporation receives aggregate proceeds of at least $7,500,000 (the "Qualified Subsequent Financing") is less than the then applicable Conversion Price, the Conversion Price shall be adjusted to an amount equal to the per share price received by the Company in the Qualified Subsequent Financing. Notwithstanding the foregoing, a Qualified Subsequent Financing shall not be deemed to include any issuances of equity securities of the Corporation at fair market value in connection with mergers, acquisitions, strategic alliances, research collaborations, equipment leases and routine commercial credit lines.

        (f) ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF STOCK. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

        (g) CHANGES IN COMMON STOCK. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale, transfer or other disposition of all or substantially all of its assets to another corporation for cash or stock of such other corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon conversion of the Series A Preferred Stock, such shares of stock, securities or properties as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series A Preferred Stock had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if


                                       6.
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other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of Series A Preferred Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or properties as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

        (h) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect immediately prior to such dividend or other distribution shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(h) to reflect the actual payment of such dividend or distribution.

        (i) CERTAIN EVENTS. If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then such Board of Directors, acting by a vote of at least 51% of the members thereof, shall provide for the benefit of holders of shares of Series A Preferred Stock an adjustment, if any, on a basis consistent with such essential intent and principles, necessary to preserve, without dilution, the rights of the holders of the Series A Preferred Stock. Upon such vote by the Board of Directors, the Corporation shall forthwith make the adjustments described therein; provided, however, that no such adjustment shall have the effect of increasing the Conversion Price as otherwise determined pursuant to this Section 5 except in the event of a combination of shares of the type contemplated in
Section 5(f) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 5(f).

        (j) STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from



                                       7.
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preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then effective Conversion Price. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed. Without limiting the foregoing, the Corporation will take all such action as may be necessary to assure that, upon conversion of any of the Series
A Preferred Stock, an amount equal to the lesser of (i) the par value of each share of Common Stock outstanding immediately prior to such conversion, or (ii) the Conversion Price shall be credited to the Corporation's stated capital account for each share of Common Stock issued upon such conversion, and that, if clause (i) above is applicable, the balance of the Conversion Price of Series A Preferred Stock converted shall be credited to the Corporation's capital surplus account.

        (k) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock.

        (l) STATEMENT OF ADJUSTMENT OF CONVERSION PRICE. Whenever the Conversion Price shall be adjusted as provided in Sections 5(e), 5(f) or 5(h), the Corporation shall forthwith file at its office a statement, signed by its independent certified public accountants, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by certified mail, return receipt requested, to each holder of shares of Series A Preferred Stock to such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of
Section 5(m) below.

        (m) NOTICE. In the event the Corporation shall propose to take any action of the types described in Sections 5(e), 5(f) or 5(h), above, the Corporation shall give notice to each holder of shares of Series A Preferred Stock which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall, where reasonably practicable, be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall, where reasonably practicable, be given at least 30 days prior to the taking of such proposed action.

        (n) TAXES. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock. The Corporation shall not, however, be

                                       8.

required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        (o) EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation and in the Certificate of Incorporation.

        (p) LIMITATION ON ISSUANCE OF CONVERSION SHARES; REDEMPTION. Notwithstanding any adjustment of the Conversion Price made under this Section 5, and except as provided below, the Corporation shall not be obligated to issue upon conversion of the Series A Preferred Stock, in the aggregate, more than that number of shares of Common Stock equal to 19.99% of the number of shares of Common Stock of the Corporation outstanding on the Original Issue Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganization and similar events relating to the Common Stock) (the "Maximum Share Amount") if the issuance of shares of Common Stock in excess of the Maximum Share Amount (such number of excess shares referred to in the aggregate as the "Excess Shares") would constitute a breach or violation of the Corporation's obligations under the rules or regulations of Nasdaq or any other principal securities exchange or market upon which the Common Stock is or becomes traded (the "Exchange Rules"). To the extent the Corporation will be required, or it appears likely to the Board of Directors of the Corporation that it will be required, to issue any Excess Shares as a result of an adjustment to the Conversion Price, the Corporation shall, at its option, either (i) promptly take such action that would enable it to issue such Excess Shares without breaching or violating any Exchange Rules, including without limitation, obtaining stockholder approval, or (ii) redeem the Excess Shares at a redemption price equal to the Conversion Price then in effect as soon as reasonably practicable. The number of shares comprising the Maximum Share Amount (and if applicable, any Excess Shares to be issued) shall be allocated among the holders of the shares of Series A Preferred Stock pro rata based on the total number of shares of Series A Preferred Stock then outstanding.



        IN WITNESS WHEREOF, Cypress Bioscience, Inc. has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer on September 10th 1998.

                             CYPRESS BIOSCIENCE, INC.



                             By
                                -----------------------------------------
                                    Name:   Jay D. Kranzler, M.D., Ph.D.
                                    Title:  Chief Executive Officer



                                      9.